UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 12, 2011
ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 18, 2011, Enterprise Financial Services Corp (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly owned subsidiary, Enterprise Bank & Trust (the "Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) on August 12, 2011, pursuant to which the Bank acquired certain assets and assumed certain liabilities of The First National Bank of Olathe ("FNB") headquartered in Olathe, Kansas, a national bank chartered by the Office of the Comptroller of the Currency (the “FNB Acquisition”). In that filing, the Company indicated that it would amend the Original Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the "Commission") Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), the Company has omitted certain financial information of FNB required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the FNB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 12, 2011, the Bank acquired certain assets and assumed substantially all of the deposit and other certain liabilities of FNB from the FDIC, as receiver for FNB, pursuant to the terms of a Purchase and Assumption Agreement - Whole Bank; All Deposits, dated August 12, 2011, by and between the Bank and FDIC as receiver (the “Agreement”). The FNB Acquisition included all six branches of FNB, which opened as branches of the Bank on Saturday, August 13, 2011.

Under the terms of the Agreement, the Bank acquired certain assets of FNB with a fair value of approximately $334.7 million, including $171.0 million of loans, $73.5 million of cash and cash equivalents, $44.2 million of other real estate owned (“OREO”), $37.9 million of investment securities, and $8.1 million of other assets. Liabilities with a fair value of approximately $514.3 million were also assumed, including $508.9 million of insured and uninsured deposits, $1.7 million of Federal Home Loan Bank (“FHLB”) advances, and $3.7 million of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired

and Liabilities Assumed by the Bank, dated as of August 12, 2011, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The initial accounting for acquired loans and the related FDIC loss share receivable for the FNB Acquisition was incomplete as of October 28, 2011. The amounts currently recognized in the financial statements have been determined provisionally as the Company is completing a fair value analysis of those assets utilizing a market or income approach as appropriate. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of FNB not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 28, 2011.

Pursuant to the terms of the Agreement, the Bank entered into shared-loss agreements with the FDIC that cover approximately $388.2 million in loans and other real estate owned, including single family residential mortgage and construction loans, as well as commercial loans (“Covered Assets”). Pursuant to the terms of the shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses up to $112.6 million, 0% of losses between $112.6 million and $148.9 million and 80% of losses in excess of $148.9 million with respect to Covered Assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC has reimbursed the Bank under the shared-loss agreements. The shared-loss agreement applicable to single-family residential mortgage loans has a term of ten (10) years, while the shared-loss agreement applicable to all other Covered Assets provides for the sharing of losses for five (5) years, while requiring the Bank to reimburse the FDIC for any recoveries of such shared losses for a period of eight (8) years.

In conjunction with the acquisition, the Bank provided the FDIC with a Value Appreciation Instrument (“VAI”) whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012. If the FDIC exercises the units, the Bank will be required to pay the FDIC an amount in cash per unit equal to the volume weighted average price of the Company's common stock over the two trading days immediately prior to the exercise date minus the exercise price.

In October 2021, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than a threshold level. The payment amount will be 50% of the excess, if any, of (i) $29.8 million (or 20% of the stated threshold of $148.8 million) over (ii) the sum of (a) ($15.5 million) (or 25% of the asset discount of ($62.1 million)), plus (b) 20% of the net loss amount (as defined in the Agreement), plus (c) 3.5% on covered assets. At the acquisition date, the fair value of this potential liability was estimated to be $3.5 million.

The shared-loss agreements are subject to certain servicing procedures as specified in the agreements. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $96.5 million on the acquisition date.

The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement,which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on August 12, 2011, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of FNB pursuant to the Agreement with the FDIC. A narrative description of the anticipated effects of the FNB Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on March 11, 2011, Form 10-Q on May 10, 2011, Form 10-Q on August 3, 2011 and the Audited Statement, which is attached hereto as Exhibit 99.1.

The FNB Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of FNB constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of August 12, 2011 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The initial accounting for acquired loans and other real estate and the related FDIC loss share receivable for the FNB Acquisition was incomplete as of October 28, 2011 as the Company continues to collect information related to the acquired loans and other real estate. The amounts for goodwill, acquired loans, other real estate and the related FDIC loss share receivable currently recognized in the Statement of Assets Acquired and Liabilities Assumed have been determined provisionally as the Company is completing a fair value analysis of those assets utilizing a market or income approach, as appropriate. The Company is waiting on final appraisals of collateral, loan documentation reviews and additional information from the FDIC in order to finalize the fair value analysis. The Company has a measurement period of up to 12 months from the acquisition date to make adjustments to the initial fair value of the acquired assets and assumed liabilities. Additionally, the Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the FNB Acquisition, the Bank purchased loans with a fair value of $171.0 million, net of a $124.6 million discount. This amount represented approximately 8.7% of the Bank’s total loans (net of the allowance for loan losses) at June 30, 2011. In addition, the Bank acquired $73.5 million in cash and cash equivalents and $37.9 million in securities available for sale at fair value. The Bank also acquired OREO with a fair value of $44.2 million and other assets of $8.1 million. Finally, in connection with this acquisition, the Bank recorded an FDIC loss share receivable of $96.5 million, goodwill of $43.9 million and a $7.9 million core deposit intangible.

Investment Portfolio

The Bank acquired investment securities with an estimated fair value of $37.9 million. The acquired securities were predominantly state and municipal securities and U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations. The following table presents the composition of the investment securities portfolio acquired at August 12, 2011:

(in thousands)	August 12, 2011
Obligations of states and political subdivisions	$10,403
Residential mortgage-backed securities	27,529
Total debt securities	$37,932

In addition, the Bank also acquired $4.1 million and $507,000 of stock in the Federal Home Loan Bank of Topeka ("FLHB") and Federal Reserve, respectively. The FHLB stock was redeemed and paid to the Bank in full in September 2011. The acquired Federal Reserve stock was redeemed and paid to the Bank in full in August 2011.

The following table presents a summary of yields and contractual maturities of the debt securities in the investment securities portfolio acquired at August 12, 2011:

	Within one year		After one but within five years		After Five but within Ten years		After ten years		Total
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Obligations of states and political subdivisions	$707	4.82%	$2,633	4.60%	$6,252	4.49%	$811	3.49%	$10,403	4.46%
Residential mortgage-backed securities	—	0.00%	—	0.00%	—	0.00%	27,529	4.35%	27,529	4.35%
Total debt securities	$707		$2,633		$6,252		$28,340		$37,932

Acquired Loans

The following table presents the balance of each major category of loans acquired in the FNB Acquisition as of August 12, 2011:

	August 12, 2011
(dollars in thousands)	Amount	% of Loans
Real Estate Loans:
Construction and land development	$93,903	31.8%
Commercial real estate - Investor Owned	87,394	29.6%
Commercial real estate - Owner Occupied	21,523	7.3%
Residential real estate	43,708	14.8%
Total real estate loans	246,528	83.4%
Commercial and industrial	43,177	14.6%
Consumer & other	5,882	2.0%
Total acquired loans	295,587	100.0%
Total discount resulting from acquisition date fair value	(124,550)
Net acquired portfolio loans	$171,037

The Bank refers to the certain loans and OREO acquired in the FNB Acquisition as “Covered” since the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

Covered loans under the shared-loss agreements with the FDIC are reported in loans at their acquisition date fair value exclusive of the estimated FDIC loss share receivable.

At the August 12, 2011 acquisition date, the Bank estimated the fair value of the FNB Acquisition loan portfolio at $171.0 million. As part of the loan portfolio fair value estimation, the Bank also established the FDIC loss share receivable, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC loss share receivable will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss share receivable. Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share receivable will be reduced by a charge to earnings.

Purchased loans acquired in a business combination, including loans purchased in our FDIC-assisted transactions, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include factors such as past due and non-accrual status.

The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. In situations where such loans have similar risk characteristics, loans are aggregated into pools to estimate cash flows. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate, and cash flow expectation. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the loan pool at the carrying amount. At August 12, 2011, the accretable yield was approximately $29.5 million and the nonaccretable difference was approximately $157.5 million.

The Bank also acquired OREO with a fair value of $44.2 million.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of August 12, 2011. The amounts shown in the table are unpaid balances.

(in thousands)	Due through one year	After one but within five years	After five years	Total
Real Estate Loans:
Construction and land development	$58,023	$33,195	$2,685	$93,903
Commercial real estate - Investor Owned	28,936	49,104	9,354	87,394
Commercial real estate - Owner Occupied	4,699	9,149	7,675	21,523
Residential real estate	9,607	13,824	20,277	43,708
Total real estate loans	101,265	105,272	39,991	246,528
Commercial and industrial	33,606	6,282	3,289	43,177
Consumer & other	719	4,995	168	5,882
Total acquired loans	$135,590	$116,549	$43,448	$295,587

(in thousands)	Due through one year	After one but within five years	After five years	Total
Total fixed rate	$78,042	$88,334	$10,716	$177,092
Total variable rate	57,548	28,215	32,732	118,495
Total acquired loans	$135,590	$116,549	$43,448	$295,587

Deposits

In the FNB Acquisition, the Bank assumed $508.9 million in deposits at fair value. This amount represents approximately 21.1% of the Bank’s total deposits of $2.4 billion at June 30, 2011. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	August 12, 2011
(dollars in thousands)	Amount	Wtd. Avg. Rate
Demand and other noninterest-bearing	$60,002
Interest-bearing demand	45,284	0.08%
Money Market	36,102	0.65%
Savings	37,177	0.52%
Certificates of deposit:
Less than $100,000	144,903	2.17%
$100,000 or greater	182,349	2.81%
Total acquired deposits	505,817
Certificates of deposit fair value adjustment	3,124
Total deposits	$508,941

At August 12, 2011, scheduled maturities of certificates of deposit were as follows:

(in thousands)	August 12, 2011
Years ending December 31,
2011	$105,017
2012	120,284
2013	48,174
2014	13,565
2015	28,042
Thereafter	12,170
Total	$327,252

Under the terms of the FNB Acquisition, the Bank was permitted to repay and re-price deposits assumed, including market place deposits, which it did promptly after the acquisition. This re-pricing triggered market place deposit run-off of approximately $42.6 million in line with management’s expectations. An additional $52.0 million of high-rate certificates of deposits matured and were not renewed by clients. At September 30, 2011, the remaining balance of acquired deposits in the FNB Acquisitions was approximately $423.1 million.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied the Business Combinations topic of the FASB ASC, which governs the accounting for goodwill and other intangible assets, such as core deposit intangibles. The Bank determined the fair value of a core deposit intangible asset totaling approximately $7.9 million, which will be amortized over the projected useful life of the related deposits on an accelerated basis. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset is necessarily subjective. See Note 1 to the Audited Statement attached hereto at Exhibit 99.1. The Company does not expect the core deposit intangible asset or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Borrowings

At August 12, 2011, the Bank assumed $1.7 million in FHLB advances, at fair value. These borrowings are term advances and were secured by a blanket lien on eligible loans. The advances matured in less than one year and were repayable at any time subject to a prepayment penalty. The outstanding advances were repaid by the Bank immediately following the acquisition in August 2011.

The following table summarizes the principal balance of FHLB advances outstanding and weighted average interest rates at August 12, 2011:

	August 12, 2011
(dollars in thousands)	Amount	Wtd. Avg. Rate
Year of Maturity
2011	$1,561	4.97%
Fair value adjustment	138
Total FHLB Advances	$1,699

The Bank also assumed $1.7 million in other short-term borrowings that consisted of overnight customer repurchase agreements secured by debt securities.

Value Appreciation Instrument

In conjunction with the acquisition, the Bank granted the FDIC a Value Appreciation Instrument (“VAI”) whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012. If the FDIC exercises the units, the Bank will be required to pay the FDIC an amount in cash per unit equal to the volume weighted average price of the Company's common stock over the two trading days immediately prior to the exercise date minus the exercise price.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

• ability to increase the Company’s deposit market share in the Kansas City market, especially in Johnson County which has strong business and consumer demographics,
• attractiveness of a stable consumer deposit base and reasonable cost of funds, and
• ability to leverage our expense base and realize some synergies in the Kansas City market.

The Company expects the acquisition will positively affect its operating results in the near term. The Company believes the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings. The FNB acquisition is expected to add $0.18 to $0.22 to the Company's fully diluted earnings per share in 2011.

The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of the Receivables topic of the FASB ASC, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date after taking into account the FDIC indemnification under the shared-loss agreements.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank acquired $73.5 million in cash and cash equivalents, as well as $37.9 million of debt securities. The securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs. Deposits in the amount of $505.8 million were also assumed in the FNB Acquisition. Of this amount, $178.6 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $327.3 million of total acquired deposits, or 65%. Under the terms of the FNB Acquisition, the Bank was permitted to re-price deposits assumed, including market place deposits, which it did promptly after the acquisition. This re-pricing triggered market place deposit run-off in line with management’s expectations.

The Bank assumed $1.7 million in FHLB advances, at fair value, which were repaid in August 2011 immediately following the acquisition.

Goodwill of $43.9 million and a core deposit intangible of $7.9 million were recorded in conjunction with the FNB Acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the FNB Acquisition.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Company) at August 12, 2011 and the accompanying notes thereto.

(b) Pro Forma Financial Information.

The Company has omitted certain financial information of The First National Bank of Olathe required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions ("SAB 1:K"). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit Number	Description
10.1	Purchase and Assumption Agreement dated August 12, 2011, by and between Enterprise Bank & Trust and the Federal Deposit Insurance Corporation as Receiver for The First National Bank of Olathe
23.1	Consent of Deloitte and Touche LLP
99.1	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at August 12, 2011
Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	October 28, 2011	By:	/s/ Deborah N. Barstow
Deborah N. Barstow
Senior Vice President and Controller